Exhibit 99.1

FOR IMMEDIATE RELEASE

etrials Worldwide Reports Financial Results for the Three Months
and Fiscal Year Ended December 31st 2006

Morrisville, NC - February 28, 2007 - etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced financial results for the three months and fiscal year ended December 31, 2006.

Fourth Quarter Highlights
•	54% growth in net service revenues year-over-year to $4.2 million for the quarter
•	Gross margins improved to 56% for the quarter compared to 48% in the year earlier period
•	Net loss improved to approximately ($43,000) from a net loss of ($1.2) million in the year earlier period
•	Diluted loss per share of ($0.00) versus a loss of ($0.45) per share in the year earlier period
•	Repurchased 123,700 common shares under our stock repurchase plan

Fiscal Year Highlights
•	18% growth in net services revenues year-over-year to $15.5 million
•	Gross margins improved to 56% in fiscal 2006 compared to 55% in fiscal 2005
•	Diluted loss per share of ($0.18), versus a loss of ($0.78) in the year earlier period
•	Cash, cash equivalents and short-term investments of approximately $20.0 million as compared to $1.7 million at December 31, 2005
•	30 active customers and 100 active trials as of December 31, 2006
•	Introduced new, enhanced versions of EDC and eDiary solutions
•	Deployed the largest global wireless eDiary study in etrials’ history with a top 10 global pharmaceutical company
•	Implemented one of the largest global studies (over 95,000 subjects) with a top 10 global pharmaceutical company

“In the fourth quarter, we delivered strong revenue growth and breakeven net results,” said John Cline, President and Chief Executive Officer. “The broader market is clearly recognizing the value of eClinical software solutions, as demonstrated by our strong performance during the quarter. In the period, etrials entered into ten new agreements with four separate contract research organizations (CROs). These new contracts and six others signed directly with sponsors include multiple etrials’ software solutions, a testament to the growing demand for our integrated platform. Our employees have done an excellent job executing on this work and we are very pleased with our team's performance and commitment to customer service.”

Cline continued, “Fiscal 2006 was an important year for etrials - we became a public company, we strengthened our financial and market position, and we delivered differentiated solutions to a growing market. While we are pleased to have achieved a record year in terms of revenue performance, we continue to work hard to reach our goals. Our strategy is to accelerate our leadership - drive innovation internally and assess acquisitions that will enhance our product portfolio. Our operational and software R&D accomplishments this year have been significant and we believe that the promising market opportunities ahead provide etrials with the potential to achieve even stronger growth over the long-term.”

etrials Worldwide, Inc. February 28, 2007	Page 2

Financial Results for the Three Months Ended December 31, 2006
Net service revenues for the fourth quarter 2006 were $4.2 million, a 54% increase over net service revenues of $2.8 million for fourth quarter 2005. Cost of revenues as a percentage of net service revenues improved to 44% during the fourth quarter as compared to 52% for the prior year period. During the quarter, the company reported $1.3 million in reimbursable out-of-pocket revenues and corresponding expenses as compared to approximately $57,000 in the fourth quarter of 2005. The increase in reimbursement revenue and corresponding expenses is primarily the result of eDiary hardware and wireless telecommunications costs related to new electronic patient diary trials in the deployment phase during the quarter. The company reported an operating loss for the fourth quarter 2006 of approximately ($256,000) versus a loss of ($1.1 million) in the year earlier period.

For the fourth quarter, the company reported a net loss of approximately ($43,000) as compared to a net loss of ($1.2) million in the year earlier period. The net loss was positively impacted by other income of approximately $200,000, which was primarily comprised of interest income.  The net loss was negatively impacted by approximately $256,000 related to the expensing of non-cash stock-based compensation and $185,000 related to patent infringement legal costs.

The company reported a net loss attributable to common shareholders of ($0.00) per basic and diluted share in the fourth quarter of 2006. This compares to a net loss attributable to common stockholders of ($0.45) per basic and diluted share for the year earlier period. The fourth quarter 2005 results reflect dividends and accretion of preferred stock.

New contract bookings for the fourth quarter totaled $5.1 million, as compared to approximately $9.3 million in the year earlier period. The decrease in contract bookings for the period was primarily attributable to a decline in new subscription licenses from CROs and a decrease in new awards from existing customers. This was partially offset by an increase in contract awards from new customers.

Financial Results for Fiscal Year 2006
For fiscal year 2006, net service revenues were $15.5 million, up 18% from $13.2 million for fiscal year 2005. Cost of revenues as a percentage of net service revenues improved to 44% for fiscal 2006 as compared to 45% in the comparable period 2005. During fiscal 2006, the company reported $3.7 million in reimbursable out-of-pocket revenues and corresponding expenses as compared to approximately $436,000 in fiscal 2005. The increase in reimbursement revenue and corresponding expenses is primarily the result of eDiary hardware and wireless telecommunications costs related to new electronic patient diary trials in the deployment phase during fiscal 2006.

The company reported a net loss of approximately ($638,000) for fiscal year 2006 as compared to a net loss of ($1.3) million for fiscal year 2005. The net loss was positively impacted by other income of approximately $788,000, which is primarily comprised of interest income. The net loss was negatively impacted by approximately $820,000 related to the expensing of non-cash stock-based compensation, $321,000 related to patent infringement legal costs, and $334,000 related to an amended software purchase agreement.

The company reported a net loss attributable to common stockholders of ($0.18) per basic and diluted share. This compares to a loss attributable to common stockholders of ($0.78) per share for fiscal year 2005. Results for fiscal 2006 and 2005 reflect dividends and accretion of preferred stock and the results for fiscal 2006 also reflect an induced conversion feature of common stock warrants.

New contract bookings totaled $18.1 million for the year ended December 31, 2006 as compared to approximately $24.3 million for the year earlier period. The decrease in contract bookings for the period was primarily attributable to a decline in new subscription licenses from CROs and a decrease in new awards from existing customers. This was partially offset by an increase in contract awards from new customers.

etrials Worldwide, Inc. February 28, 2007	Page 3

Financial Position & Backlog
As of December 31, 2006, the company’s balance sheet reflected total assets of $35.4 million, with cash, cash equivalents, and short-term investments of approximately $20.0 million, working capital of $19.8 million, $0.1 million in long-term liabilities, and stockholders’ equity of $29.8 million.

In October 2006, the Company announced that its Board of Directors had authorized the repurchase of up to $1,000,000 of the Company's common stock. During the quarter ended December 31, 2006, the Company repurchased 123,700 shares of its common stock for approximately $469,000.

The company reported $17.7 million in contract backlog as of December 31, 2006, as compared to $28.6 million at December 31, 2005. This decrease was due primarily to $13.3 million in contract cancellations during the twelve months ended December 31, 2006. This compares to $2.6 million in contract cancellations in the prior year period.

Of the $13.3 million in 2006 contract cancellations, approximately $9.7 million came from 2005 contract backlog and approximately $3.6 million came from new contracts awarded during 2006. As previously reported, contract cancellations are a normal part of the eClinical segment and the larger clinical research services industry and backlog is materially impacted by multiple elements including new bookings, contract scope changes, revenue recognition, and cancellations.

Outlook
“Positive industry adoption combined with an increased investment in our sales and marketing and operations teams, has yielded increased levels of new business awards early in 2007, and we expect this trend to continue throughout the year. In order to continue to provide the scope, scale and services that our clients require and the market demands, we will be making important investments in our infrastructure throughout the year, expanding our staff to build a solid foundation for new bookings growth,” concluded John Cline.

Based on the current pipeline of new business opportunities, the Company expects first quarter 2007 new contract additions to be in the $5 million to $6 million range, a 60% to 70% increase over the year earlier period. The Company anticipates full year 2007 new contract addition to be in the $25 million to $28 million range, an increase of 40% to 50% from 2006 levels.

The Company believes revenues in the first quarter of 2007 will again increase year-over-year and again expects to report positive net earnings before non-cash stock-based compensation expenses for the period. Revenues and profitability in subsequent quarters is dependent upon the timing of new project start-ups, contract cancellations, and if delays occur, subsequent quarterly financial performance may be impacted.

Conference Call
The financial results for the three and twelve month periods ended December 31, 2006 will be released after market close on Wednesday, February 28, 2007. Management will conduct a conference call at 4:30 p.m. ET that same day.

To participate in the live call by telephone, please dial 800.480.2207, or for international callers, please dial 706.643.7866 and reference ID number 9419131. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s website at www.etrials.com, or by clicking http://audioevent.mshow.com/324353/. Please go to the website 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A webcast audio replay will be available through March 14, 2007. A telephone audio replay will also be available through March 7, 2007, by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 9419131 when prompted.

etrials Worldwide, Inc. February 28, 2007	Page 4

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com. etwcf etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

Forward-Looking Statements
This announcement and conference call contain forward-looking statements, including statements regarding future new contract awards and future performance targets that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing contracts, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to sign new contracts at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 8-K/A filed with the Securities and Exchange Commission on March 31, 2006 and in subsequent quarterly reports in Form 10-QSB.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:
Investors: Ashton Partners Lauren Murphy 617.342.8152 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com

etrials Worldwide, Inc. February 28, 2007	Page 5

etrials Worldwide, Inc.
Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)

Net service revenues	$4,222,474	$2,750,112	$15,528,390	$13,187,085
Reimbursable out-of-pocket revenues	1,327,307	56,648	3,651,660	436,203
Total revenues	5,549,781	2,806,760	19,180,050	13,623,288

Costs and expenses:
Costs of revenues	1,862,194	1,439,441	6,761,960	5,917,372
Reimbursable out-of-pocket expenses	1,327,307	56,648	3,651,660	436,203
Sales and marketing	820,429	988,008	3,379,183	3,148,637
General and administrative	1,328,893	902,539	4,889,443	3,275,519
Amortization of intangible assets	11,396	139,871	88,414	559,488
Research and development	455,740	401,991	1,835,015	1,570,104
Total cost and expenses	5,805,959	3,928,498	20,605,675	14,907,323
Operating loss	(256,178)	(1,121,738)	(1,425,625)	(1,284,035)

Other (expenses) income:
Interest expense	(22,272)	(24,894)	(95,498)	(62,439)
Interest income	264,678	-	899,200	7,777
Other (expense) income, net	(29,270)	(34,868)	(16,035)	6,240
Total other income (expense), net	213,136	(59,762)	787,667	(48,422)
Net loss	(43,042)	(1,181,500)	(637,958)	(1,332,457)
Dividends and accretion of preferred stock	-	(288,207)	(95,969)	(1,152,828)
Induced conversion of common stock warrants	-	-	(1,030,000)	-
Net loss attributable to common stockholders	$(43,042)	$(1,469,707)	$(1,763,927)	$(2,485,285)

Net loss per share attributable to common stockholders:
Basic	$(0.00)	$(0.45)	$(0.18)	$(0.78)
Diluted	$(0.00)	$(0.45)	$(0.18)	$(0.78)

Weighted average common shares outstanding:
Basic	10,799,007	3,266,369	10,010,543	3,190,911
Diluted	10,799,007	3,266,369	10,010,543	3,190,911

etrials Worldwide, Inc. February 28, 2007	Page 65

etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$19,988,960	$1,650,323
Other current assets	5,365,912	2,865,310
Total current assets	25,354,872	4,515,633
Other assets	10,000,206	10,392,988

Total assets	$35,355,078	$14,908,621

Liabilities, Redeemable Convertible Preferred Stock
and Stockholders' Equity (Deficit)
Current liabilities	$5,489,023	$4,727,938
Long-term liabilities	66,846	261,329
Total liabilities	5,555,869	4,989,267

Series A and B redeemable convertible preferred stock	-	13,647,273
Stockholders' equity (deficit)	29,799,209	(3,727,919)

Total liabilities, redeemable convertible preferred stock
and stockholders' equity (deficit)	$35,355,078	$14,908,621